ARTICLES OF AMENDMENT
                                       OF
                          GEORGIA-PACIFIC CORPORATION

     Pursuant to the provisions of the Georgia Business Corporation Code,
Section 14-2-1002(9), the undersigned corporation hereby amends its Restated Articles of Incorporation dated December 16, 1997, and for that purpose, submits the following statement:

1.   The name of the Corporation is Georgia-Pacific Corporation (the
"Corporation").

2.   The Restated Articles of Incorporation are amended by adding Section H to
     Article V thereof to read as follows:

          H. Reacquired Shares. Any shares of Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute treasury shares.

3. The foregoing amendment was adopted by the Corporation's Board of Directors on March 26, 1998.

4. Pursuant to the Georgia Business Corporation Code Section 14-2-631(d), Shareholder approval is not required for this amendment.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and its corporate seal to be affixed and has caused its seal and the execution hereof to be attested, all by its duly authorized officers, this 31st day of March, 1998.

                              GEORGIA-PACIFIC CORPORATION
                              By:/s/ James F. Kelley
                                     James F. Kelley
                                     Senior Vice President- Law
                                       and General Counsel
[CORPORATE SEAL]

Attest:

/s/ Kenneth F. Khoury
Kenneth F. Khoury
Vice President, Deputy General
  Counsel and Secretary